Equity Residential

Second Quarter 2021

Earnings Release & Supplemental Information

ST JOHNS
WEST

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Investor Relations
Marty McKenna
(312) 474-1300
investorrelations@eqr.com

Second Quarter 2021 Results

Corporate Headquarters:
Two North Riverside Plaza
Chicago, IL 60606
(312) 474-1300

Information included in this supplemental package is unaudited.

NEWS RELEASE - FOR IMMEDIATE RELEASE

July 27, 2021

Equity Residential Reports Second Quarter 2021 Results

Full Year Guidance Ranges Raised as Strong Recovery Continues Across Portfolio

Chicago, IL – July 27, 2021 - Equity Residential (NYSE: EQR) today reported results for the quarter and six months ended June 30, 2021 and has posted a Q2 2021 Management Presentation to its website as referenced below.

Second Quarter 2021 Results

All per share results are reported as available to common shares/units on a diluted basis.

	Quarter Ended June 30,
	2021	2020	$ Change	% Change
Earnings Per Share (EPS)	$0.84	$0.70	$0.14	20.0%
Funds from Operations (FFO) per share	$0.78	$0.86	$(0.08)	(9.3%)
Normalized FFO per share	$0.72	$0.86	$(0.14)	(16.3%)

	Six Months Ended June 30,
	2021	2020	$ Change	% Change
Earnings Per Share (EPS)	$1.00	$1.53	$(0.53)	(34.6%)
Funds from Operations (FFO) per share	$1.45	$1.72	$(0.27)	(15.7%)
Normalized FFO per share	$1.40	$1.72	$(0.32)	(18.6%)

“Driven by an accelerating economy and the reopening of cities, our operations continue to recover rapidly with robust demand for our apartments in all our markets leading to high occupancy, increased pricing power and an almost complete absence of new lease concessions.  This has driven pricing and Physical Occupancy up so quickly that they now equal or exceed 2019 levels in most of our markets,” said Mark J. Parrell, Equity Residential’s President and CEO. “Based on these positive indicators, we are pleased to raise our annual same store revenue guidance range to (5%) - (4%) with an expectation that quarter over quarter same store revenue growth could return as early as the fourth quarter of this year.”

Highlights

●

Strong Physical Occupancy and rapid improvement in other same store operating metrics drove quarterly sequential same store revenue and NOI positive in the second quarter for the first time since the beginning of the pandemic. As a result, the Company raised its annual guidance ranges for same store revenues and NOI, as well as EPS, FFO per share and Normalized FFO per share, and reduced the range for same store expenses.

●

During the second quarter and July 2021, the Company acquired seven operating properties, consisting of 1,894 apartment units, for an aggregate purchase price of approximately $645.7 million at a weighted average Acquisition Cap Rate of 4.0%. The acquisitions include two properties in Austin, TX and two properties in Atlanta, GA, marking the Company’s re-entry into these markets.  See the Management Presentation for details.

●

During the second quarter and July 2021, the Company sold six operating properties, consisting of 866 apartment units, for an aggregate sales price of approximately $434.8 million at a weighted average Disposition Yield of 3.8%.

●	During the second quarter of 2021, the Company completed the development of one joint venture property, Aero Apartments, consisting of 200 apartment units in the San Francisco market.
●	The Company continued to collect approximately 97% of its expected Residential revenues in the second quarter of 2021.

Results Per Share

The change in EPS for the quarter ended June 30, 2021 compared to the same period of 2020 is due primarily to higher property sale gains in the second quarter of 2021, the various adjustment items listed on page 26 of this release and the items described below. The change in EPS for the six months ended June 30, 2021 compared to the same period of 2020 is due primarily to lower property sale gains in the first six months of 2021, the various adjustment items listed on page 26 of this release and the items described below.

The per share change in FFO for both the quarter and six months ended June 30, 2021 compared to the same period of 2020 is due primarily to the various adjustment items listed on page 26 of this release and the items described below.

The per share change in Normalized FFO is due primarily to:

	Positive/(Negative) Impact
	Second Quarter 2021 vs. Second Quarter 2020	June YTD 2021 vs. June YTD 2020
Residential same store Net Operating Income (NOI)	$(0.15)	$(0.34)
Non-Residential same store NOI	0.01	0.01
2021 and 2020 transaction activity impact on NOI, net	(0.02)	(0.05)
Interest expense, net	0.04	0.08
Other items, including corporate overhead (1)	(0.02)	(0.02)
Net	$(0.14)	$(0.32)

(1)	Corporate overhead includes property management and general and administrative expenses.

The Company has a glossary of defined terms and related reconciliations of Non-GAAP financial measures on pages 28 through 33 of this release. Reconciliations and definitions of FFO and Normalized FFO are provided on pages 7, 30 and 31 of this release.

Same Store Results

The Company has provided a breakout of Residential and Non-Residential same store results on page 11 of this release with definitions that can be found on page 32 of this release.  Non-Residential operations account for approximately 3.8% of total revenues for the six months ended June 30, 2021.  The table below reflects same store Residential only results.

	Second Quarter 2021 vs. Second Quarter 2020	Second Quarter 2021 vs. First Quarter 2021	June YTD 2021 vs. June YTD 2020
Apartment Units	76,556	76,931	76,335
Physical Occupancy	96.1% vs. 94.9%	96.1% vs. 95.0%	95.5% vs. 95.6%

Revenues	(8.4%)	0.2%	(9.5%)
Expenses	3.4%	(4.6%)	3.6%
NOI	(13.5%)	2.9%	(15.4%)

The following table reflects the detail of the change in Same Store Residential Revenues, which is presented on a GAAP basis showing Leasing Concessions on a straight-line basis.  See page 12 for detail and reconciliations of Same Store Residential Revenues on a GAAP basis to Same Store Residential Revenues with Leasing Concessions on a cash basis.

	Second Quarter 2021 vs. Second Quarter 2020	Second Quarter 2021 vs. First Quarter 2021	June YTD 2021 vs. June YTD 2020
	% Change	% Change	% Change
Same Store Residential Revenues- comparable period
Lease rates (1)	(7.5%)	(1.0%)	(7.1%)
Leasing Concessions (2)	(1.8%)	(0.2%)	(1.7%)
Vacancy loss	1.6%	1.1%	0.3%
Bad Debt, Net (3)	(0.5%)	0.2%	(1.0%)
Other (4)	(0.2%)	0.1%	0.0%
Same Store Residential Revenues- current period	(8.4%)	0.2%	(9.5%)

(1)	The decline in lease rates is driven by the cumulative impact of leasing activity over the past twelve months despite meaningful recent improvements.
(2)	Reflects upfront discounts on both new move-in and renewal leases on a straight-line basis. See page 12 for more detail.
(3)	Change in rental income due to bad debt write-offs and reserves, net of amounts collected on previously written-off or reserved accounts.
(4)	Includes ancillary income, utility recoveries, early lease termination income, miscellaneous income and other items.

Residential Same Store Operating Statistics

The following table includes select operating metrics for Residential Same Store Properties:

	Q1 2021	Q2 2021	July 2021 (1)
Physical Occupancy (2)	95.6%	96.3%	96.4%
Percentage of Residents Renewing by quarter/month	52.9%	53.2%	55.0%

New Lease Change	(17.7%)	(5.3%)	6.3%
Renewal Rate Achieved	(5.2%)	0.2%	3.6%
Blended Rate	(12.2%)	(2.7%)	4.8%

(1)	July 2021 results are preliminary.
(2)	Physical Occupancy is as of month-end March for Q1 2021, month-end June for Q2 2021 and as of July 22nd for July 2021.

Investment Activity

The Company acquired three properties, consisting of 813 apartment units, during the second quarter of 2021 for an aggregate purchase price of approximately $280.2 million at a weighted average Acquisition Capitalization Rate of 3.9%. The properties are located in Denver, CO, Fairfax, VA and Atlanta, GA. Subsequent to the end of the second quarter, the Company acquired four properties, consisting of 1,081 apartment units, for an aggregate purchase price of approximately $365.5 million at a weighted average Acquisition Capitalization Rate of 4.1%. Two of the properties are located in Austin, TX, one in Atlanta, GA and the other in suburban Boston, MA. Also subsequent to the end of the second quarter, the Company acquired one land parcel in a joint venture for future development, located in Denver, CO, for a purchase price of approximately $4.9 million. The Company did not acquire any properties in the first quarter of 2021, therefore, the year-to-date 2021 acquisition activity is the same as listed above.

The Company sold five properties during the second quarter of 2021, consisting of 795 apartment units, for an aggregate sale price of approximately $409.5 million at a weighted average Disposition Yield of 3.7%, generating an Unlevered IRR of 8.8%. Three of the properties are located in suburban Los Angeles, CA, one in suburban New York, NY and one in suburban Seattle, WA. Subsequent to the end of the second quarter, the Company sold one property, located in suburban San Francisco, CA, consisting of 71 apartment units, for a sale price of approximately $25.3 million, at a Disposition Yield of 4.4%. The Company did not sell any properties during the first quarter of 2021, therefore, the year-to-date 2021 disposition activity is the same as listed above.

“We are making excellent progress in investing capital in Denver and in our new target markets of Atlanta and Austin, while also adding properties in the suburbs of our established coastal markets that are attractive to our affluent renter customer base.  We are funding this investment activity by selling older, less desirable or regulatorily challenged assets, especially in California, at pricing that exceeds our pre-pandemic values.  We expect little to no dilution from this activity and believe that trading into newer assets in our expansion markets and in suburban locations in our established markets with the same high quality customer base will have both diversification and capital expenditure benefits,” said Mr. Parrell.

Third Quarter 2021 Guidance

The Company has established guidance ranges for the third quarter of 2021 EPS, FFO per share and Normalized FFO per share as listed below:

Q3 2021 Guidance
EPS	$1.38 to $1.42
FFO per share	$0.71 to $0.75
Normalized FFO per share	$0.72 to $0.76

The difference between the second quarter 2021 actual EPS of $0.84 and the third quarter of 2021 EPS guidance midpoint of $1.40 is due primarily to higher expected property sale gains and same store NOI, partially offset by lower expected non-operating asset gains.

The difference between the second quarter 2021 actual FFO of $0.78 per share and the third quarter of 2021 FFO guidance midpoint of $0.73 per share is due primarily to lower expected non-operating asset gains, partially offset by higher expected same store NOI.

The difference between the second quarter 2021 actual Normalized FFO of $0.72 per share and the third quarter of 2021 Normalized FFO guidance midpoint of $0.74 per share is due primarily to higher expected same store NOI.

Full Year 2021 Guidance

The Company has revised its guidance for its full year 2021 same store operating performance as well as EPS, FFO per share and Normalized FFO per share as listed below:

	Revised	Previous
Same Store (includes Residential and Non-Residential):
Physical Occupancy	95.3% to 96.3%	95.0% to 96.0%
Revenue change	(5.0%) to (4.0%)	(8.0%) to (6.0%)
Expense change	2.75% to 3.25%	3.0% to 4.0%
NOI change	(8.5%) to (7.5%)	(13.0%) to (11.0%)

EPS	$3.03 to $3.13	$2.57 to $2.67
FFO per share	$2.89 to $2.99	$2.67 to $2.77
Normalized FFO per share	$2.85 to $2.95	$2.70 to $2.80

The change in the full year 2021 EPS guidance range is due primarily to higher expected property sale gains and same store NOI and higher non-operating asset gains realized in the second quarter of 2021.

The change in the full year 2021 FFO per share guidance range is due primarily to higher expected same store NOI and higher non-operating asset gains realized in the second quarter of 2021.

The change in the full year 2021 Normalized FFO per share guidance range is due primarily to higher expected same store NOI.

About Equity Residential

Equity Residential is committed to creating communities where people thrive.  The Company, a member of the S&P 500, is focused on the acquisition, development and management of residential properties located in and around dynamic cities that attract high quality long-term renters.  As of July 26, 2021, Equity Residential owns or has investments in 306 properties consisting of 79,117 apartment units, with an established presence in Boston, New York, Washington, D.C., Seattle, San Francisco and Southern California, and an expanding presence in Denver, Atlanta and Austin.  For more information on Equity Residential, please visit our website at www.equityapartments.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws.  These statements are based on current expectations, estimates, projections and assumptions made by management.  While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, competition and government regulation.  In addition, these forward-looking statements are subject to risks related to the COVID-19 pandemic, many of which are unknown, including the duration and severity of the pandemic, the extent of the adverse health impact on the general population and on our residents, customers and employees in particular, its impact on the employment rate and the economy and the corresponding impact on our residents’ and tenants’ ability to pay their rent on time or at all, the extent and impact of governmental responses, the rollout and effectiveness of vaccines and the impact of operational changes we have implemented and may implement in response to the pandemic. Other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityapartments.com. Many of these uncertainties and risks are difficult to predict and beyond management’s control.  Forward-looking statements are not guarantees of future performance, results or events.  Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

A live web cast of the Company’s conference call discussing these results will take place tomorrow, Wednesday, July 28, 2021 at 10:00 a.m. CT.  In connection with the conference call, the Company is also providing a Management Presentation on its website. Please visit the Investor section of the Company’s website at www.equityapartments.com for the web cast link and the presentation.

Equity Residential

Consolidated Statements of Operations

(Amounts in thousands except per share data)

(Unaudited)

	Six Months Ended June 30,		Quarter Ended June 30,
	2021	2020	2021	2020
REVENUES
Rental income	$1,195,661	$1,335,837	$598,059	$653,532

EXPENSES
Property and maintenance	224,800	220,268	107,746	104,452
Real estate taxes and insurance	200,871	192,770	97,401	95,038
Property management	50,585	51,317	24,455	23,608
General and administrative	30,061	26,353	14,678	11,835
Depreciation	400,635	418,398	200,673	205,976
Total expenses	906,952	909,106	444,953	440,909

Net gain (loss) on sales of real estate properties	223,695	352,243	223,738	144,266

Operating income	512,404	778,974	376,844	356,889

Interest and other income	24,320	3,471	24,104	1,511
Other expenses	(7,452)	(4,227)	(3,342)	(1,694)
Interest:
Expense incurred, net	(134,482)	(167,475)	(67,124)	(81,885)
Amortization of deferred financing costs	(4,124)	(4,152)	(1,939)	(2,111)
Income before income and other taxes, income (loss) from investments in unconsolidated entities and net gain (loss) on sales of land parcels	390,666	606,591	328,543	272,710
Income and other tax (expense) benefit	(395)	(240)	(242)	(187)
Income (loss) from investments in unconsolidated entities	(1,872)	(2,199)	(261)	(1,042)
Net gain (loss) on sales of land parcels	5	—	—	—
Net income	388,404	604,152	328,040	271,481
Net (income) loss attributable to Noncontrolling Interests:
Operating Partnership	(13,056)	(21,248)	(10,913)	(9,713)
Partially Owned Properties	(1,423)	(13,410)	(741)	(880)
Net income attributable to controlling interests	373,925	569,494	316,386	260,888
Preferred distributions	(1,545)	(1,545)	(772)	(772)
Net income available to Common Shares	$372,380	$567,949	$315,614	$260,116

Earnings per share – basic:
Net income available to Common Shares	$1.00	$1.53	$0.84	$0.70
Weighted average Common Shares outstanding	373,050	371,689	373,812	371,795

Earnings per share – diluted:
Net income available to Common Shares	$1.00	$1.53	$0.84	$0.70
Weighted average Common Shares outstanding	387,367	386,272	387,820	385,913

Distributions declared per Common Share outstanding	$1.205	$1.205	$0.6025	$0.6025

Equity Residential

Consolidated Statements of Funds From Operations and Normalized Funds From Operations

(Amounts in thousands except per share data)

(Unaudited)

	Six Months Ended June 30,		Quarter Ended June 30,
	2021	2020	2021	2020
Net income	$388,404	$604,152	$328,040	$271,481
Net (income) loss attributable to Noncontrolling Interests – Partially Owned Properties	(1,423)	(13,410)	(741)	(880)
Preferred distributions	(1,545)	(1,545)	(772)	(772)
Net income available to Common Shares and Units	385,436	589,197	326,527	269,829

Adjustments:
Depreciation	400,635	418,398	200,673	205,976
Depreciation – Non-real estate additions	(2,176)	(2,307)	(1,076)	(1,020)
Depreciation – Partially Owned Properties	(1,682)	(1,686)	(854)	(830)
Depreciation – Unconsolidated Properties	1,233	1,224	616	611
Net (gain) loss on sales of unconsolidated entities - operating assets	(4)	—	—	—
Net (gain) loss on sales of real estate properties	(223,695)	(352,243)	(223,738)	(144,266)
Noncontrolling Interests share of gain (loss) on sales of real estate properties	—	11,655	—	—
FFO available to Common Shares and Units	559,747	664,238	302,148	330,300

Adjustments (see note for additional detail):
Impairment – non-operating assets	—	—	—	—
Write-off of pursuit costs	2,647	3,278	1,316	1,651
Debt extinguishment and preferred share redemption (gains) losses	264	32	—	32
Non-operating asset (gains) losses	(23,308)	670	(24,162)	229
Other miscellaneous items	3,341	(2,310)	1,099	(1,392)
Normalized FFO available to Common Shares and Units	$542,691	$665,908	$280,401	$330,820

FFO	$561,292	$665,783	$302,920	$331,072
Preferred distributions	(1,545)	(1,545)	(772)	(772)
FFO available to Common Shares and Units	$559,747	$664,238	$302,148	$330,300
FFO per share and Unit – basic	$1.45	$1.73	$0.78	$0.86
FFO per share and Unit – diluted	$1.45	$1.72	$0.78	$0.86

Normalized FFO	$544,236	$667,453	$281,173	$331,592
Preferred distributions	(1,545)	(1,545)	(772)	(772)
Normalized FFO available to Common Shares and Units	$542,691	$665,908	$280,401	$330,820
Normalized FFO per share and Unit – basic	$1.41	$1.73	$0.73	$0.86
Normalized FFO per share and Unit – diluted	$1.40	$1.72	$0.72	$0.86

Weighted average Common Shares and Units outstanding – basic	385,594	384,702	385,856	384,818
Weighted average Common Shares and Units outstanding – diluted	387,367	386,272	387,820	385,913

Note: See Adjustments from FFO to Normalized FFO for additional detail regarding the adjustments from FFO to Normalized FFO. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

Equity Residential

Consolidated Balance Sheets

(Amounts in thousands except for share amounts)

(Unaudited)

	June 30,	December 31,
	2021	2020
ASSETS
Land	$5,780,705	$5,785,367
Depreciable property	21,161,984	20,920,654
Projects under development	372,243	411,134
Land held for development	90,446	86,170
Investment in real estate	27,405,378	27,203,325
Accumulated depreciation	(8,164,287)	(7,859,657)
Investment in real estate, net	19,241,091	19,343,668
Investments in unconsolidated entities	53,364	52,782
Cash and cash equivalents	39,492	42,591
Restricted deposits	353,009	57,137
Right-of-use assets	480,671	499,287
Other assets	296,719	291,426
Total assets	$20,464,346	$20,286,891

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$2,280,251	$2,293,890
Notes, net	5,338,671	5,335,536
Line of credit and commercial paper	631,770	414,830
Accounts payable and accrued expenses	114,288	107,366
Accrued interest payable	65,814	65,896
Lease liabilities	314,379	329,130
Other liabilities	341,817	345,064
Security deposits	62,228	60,480
Distributions payable	232,958	232,262
Total liabilities	9,382,176	9,184,454

Commitments and contingencies

Redeemable Noncontrolling Interests – Operating Partnership	440,123	338,951
Equity:
Shareholders’ equity:
Preferred Shares of beneficial interest, $0.01 par value; 100,000,000 shares authorized; 745,600 shares issued and outstanding as of June 30, 2021 and December 31, 2020	37,280	37,280
Common Shares of beneficial interest, $0.01 par value; 1,000,000,000 shares authorized; 374,354,830 shares issued and outstanding as of June 30, 2021 and 372,302,000 shares issued and outstanding as of December 31, 2020	3,744	3,723
Paid in capital	9,110,121	9,128,599
Retained earnings	1,321,875	1,399,715
Accumulated other comprehensive income (loss)	(39,029)	(43,666)
Total shareholders’ equity	10,433,991	10,525,651
Noncontrolling Interests:
Operating Partnership	205,691	233,162
Partially Owned Properties	2,365	4,673
Total Noncontrolling Interests	208,056	237,835
Total equity	10,642,047	10,763,486
Total liabilities and equity	$20,464,346	$20,286,891

Equity Residential Portfolio Summary As of June 30, 2021

			% of Stabilized	Average
		Apartment	Budgeted	Rental
Markets/Metro Areas	Properties	Units	NOI	Rate

Established Markets:
Los Angeles	69	16,193	20.8%	$2,400
Orange County	13	4,028	5.4%	2,255
San Diego	11	2,706	3.8%	2,408
Subtotal – Southern California	93	22,927	30.0%	2,375

San Francisco	49	12,907	18.6%	2,836
Washington DC	48	14,944	17.4%	2,311
Seattle	45	9,332	11.3%	2,207
New York	36	9,343	11.1%	3,405
Boston	25	6,430	9.4%	2,826

Expansion Markets:
Denver	6	1,904	1.9%	2,011
Atlanta	1	320	0.3%	1,960

Total	303	78,107	100.0%	$2,567

	Properties	Apartment Units

Wholly Owned Properties	286	74,468
Master-Leased Properties – Consolidated	1	162
Partially Owned Properties – Consolidated	16	3,477

	303	78,107

Note:  Projects under development are not included in the Portfolio Summary until construction has been completed.

2nd Quarter 2021 Earnings Release	9

Equity Residential

Portfolio Rollforward

($ in thousands)

	Properties	Apartment Units	Purchase Price	Acquisition Cap Rate

12/31/2020 and 3/31/2021	304	77,889

Acquisitions:
Consolidated Rental Properties	2	533	$185,000	3.9%
Consolidated Rental Properties – Not Stabilized (A)	1	280	$95,200	4.1%

			Sales Price	Disposition Yield

Dispositions:
Consolidated Rental Properties	(5)	(795)	$(409,500)	(3.7%)

Completed Developments – Consolidated	1	200

6/30/2021	303	78,107

(A)

The Company acquired one property in the Denver market in the second quarter of 2021 that is in lease-up and is expected to stabilize in its second year of ownership at the Acquisition Cap Rate listed above.

Note:  The Company did not acquire or sell any assets during the first quarter of 2021.

2nd Quarter 2021 Earnings Release	10

Equity Residential

Second Quarter 2021 vs. Second Quarter 2020

Same Store Results/Statistics Including 76,556 Same Store Apartment Units

$ in thousands (except for Average Rental Rate)

Second Quarter 2021									Second Quarter 2020
	Residential		% Change	Non- Residential		% Change	Total	% Change		Residential	Non- Residential	Total

Revenues	$567,856	(1)	(8.4%)	$21,152	(2)	43.8%	$589,008	(7.2%)	Revenues	$619,684	$14,709	$634,393
Expenses	$195,129		3.4%	$6,078		18.0%	$201,207	3.8%	Expenses	$188,770	$5,150	$193,920
NOI	$372,727		(13.5%)	$15,074		57.7%	$387,801	(12.0%)	NOI	$430,914	$9,559	$440,473

Average Rental Rate	$2,574		(9.5%)						Average Rental Rate	$2,845
Physical Occupancy	96.1%		1.2%						Physical Occupancy	94.9%
Turnover	11.3%		(0.5%)						Turnover	11.8%

Second Quarter 2021 vs. First Quarter 2021

Same Store Results/Statistics Including 76,931 Same Store Apartment Units

$ in thousands (except for Average Rental Rate)

Second Quarter 2021									First Quarter 2021
	Residential		% Change	Non- Residential		% Change	Total	% Change		Residential	Non- Residential	Total

Revenues	$569,853	(1)	0.2%	$21,184	(2)	(2.4%)	$591,037	0.1%	Revenues	$568,807	$21,713	$590,520
Expenses	$195,707		(4.6%)	$6,079		0.8%	$201,786	(4.4%)	Expenses	$205,058	$6,033	$211,091
NOI	$374,146		2.9%	$15,105		(3.7%)	$389,251	2.6%	NOI	$363,749	$15,680	$379,429

Average Rental Rate	$2,571		(1.0%)						Average Rental Rate	$2,596
Physical Occupancy	96.1%		1.1%						Physical Occupancy	95.0%
Turnover	11.4%		1.4%						Turnover	10.0%

June YTD 2021 vs. June YTD 2020

Same Store Results/Statistics Including 76,335 Same Store Apartment Units

$ in thousands (except for Average Rental Rate)

June YTD 2021									June YTD 2020
	Residential		% Change	Non- Residential		% Change	Total	% Change		Residential	Non- Residential	Total

Revenues	$1,131,724	(1)	(9.5%)	$42,839	(2)	13.3%	$1,174,563	(8.9%)	Revenues	$1,250,911	$37,821	$1,288,732
Expenses	$398,834		3.6%	$12,106		10.2%	$410,940	3.8%	Expenses	$384,969	$10,983	$395,952
NOI	$732,890		(15.4%)	$30,733		14.5%	$763,623	(14.5%)	NOI	$865,942	$26,838	$892,780

Average Rental Rate	$2,588		(9.4%)						Average Rental Rate	$2,857
Physical Occupancy	95.5%		(0.1%)						Physical Occupancy	95.6%
Turnover	21.3%		(0.3%)						Turnover	21.6%

(1)

See page 12 for Same Store Residential Revenues with Leasing Concessions reflected on a cash basis. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional detail.

(2)	Changes in same store Non-Residential revenues for the periods presented are driven by the following:
•	Second Quarter 2021 vs. Second Quarter 2020 – Primarily lower deferral/abatement of rents, lower bad debt and higher parking income.
•	Second Quarter 2021 vs. First Quarter 2021 – Primarily lower early lease termination settlement income from retail tenants.
•	June YTD 2021 vs. June YTD 2020 – Primarily lower bad debt and higher parking income.

2nd Quarter 2021 Earnings Release	11

Equity Residential

Same Store Residential Revenues – GAAP to Cash Basis (1)

$ in thousands

	Second Quarter 2021 vs. Second Quarter 2020		Second Quarter 2021 vs. First Quarter 2021		June YTD 2021 vs. June YTD 2020
	76,556 Same Store Apartment Units		76,931 Same Store Apartment Units		76,335 Same Store Apartment Units
	Q2 2021	Q2 2020	Q2 2021	Q1 2021	June YTD 2021	June YTD 2020
Same Store Residential Revenues (GAAP Basis)	$567,856	$619,684	$569,853	$568,807	$1,131,724	$1,250,911
Leasing Concessions amortized	13,081	1,623	13,184	11,771	24,644	2,693
Leasing Concessions granted (2)	(8,218)	(2,741)	(8,298)	(17,140)	(25,170)	(4,633)
Same Store Residential Revenues with Leasing Concessions on a cash basis	$572,719	$618,566	$574,739	$563,438	$1,131,198	$1,248,971

% change - GAAP revenue	(8.4%)		0.2%		(9.5%)

% change - cash revenue	(7.4%)		2.0%		(9.4%)

(1)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional detail.

(2)

Monthly Leasing Concessions granted continue to decline.  Leasing Concessions granted in June and July (preliminary) 2021 are $2.0 million and $1.5 million, respectively, which are down from their peak of $6.1 million per month in February 2021.

Same Store Resident/Tenant Accounts Receivable Balances

Including 76,335 Same Store Apartment Units

$ in thousands

	Residential			Non-Residential
Balance Sheet (Other assets):	June 30, 2021		March 31, 2021	June 30, 2021	March 31, 2021
Resident/tenant accounts receivable balances	$43,793		$37,420	$6,035	$6,499
Allowance for doubtful accounts	(38,803)		(31,453)	(5,232)	(5,669)
Net receivable balances	$4,990	(1)	$5,967	$803	$830

Straight-line receivable balances	$20,204	(2)	$25,028	$12,780	$13,306

(1)	The Company held same store Residential security deposits approximating 42.3% of the net receivable balance at June 30, 2021.

(2)

Total same store Residential Leasing Concessions granted in the second quarter of 2021 were approximately $8.2 million.  The straight-line receivable balance of $20.2 million reflects Residential Leasing Concessions that the Company expects will be primarily recognized as a reduction of rental revenues for the remainder of 2021 and the first half of 2022.

Same Store Residential Bad Debt

Including 76,335 Same Store Apartment Units

$ in thousands

Income Statement (Rental income):	Q2 2021	Q1 2021	Q2 2020
Bad Debt, Net	$12,215	$13,593	$9,403
% of Same Store Residential Revenues	2.2%	2.4%	1.5%

2nd Quarter 2021 Earnings Release	12

Equity Residential Second Quarter 2021 vs. Second Quarter 2020 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Year's Quarter
Markets/Metro Areas	Apartment Units	Q2 2021 % of Actual NOI	Q2 2021 Average Rental Rate	Q2 2021 Weighted Average Physical Occupancy %	Q2 2021 Turnover	Revenues		Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Los Angeles	16,193	20.4%	$2,400	96.5%	10.6%	(4.8%)		2.6%	(8.0%)	(6.5%)	1.8%	(1.4%)
Orange County	4,028	5.5%	2,255	97.9%	8.3%	1.3%		3.6%	0.6%	(0.3%)	1.6%	(1.5%)
San Diego	2,706	3.9%	2,408	98.2%	10.1%	3.2%		2.2%	3.6%	1.7%	1.5%	(0.2%)
Subtotal – Southern California	22,927	29.8%	2,375	96.9%	10.1%	(2.9%)		2.7%	(5.1%)	(4.6%)	1.7%	(1.3%)

San Francisco	12,707	19.1%	2,825	95.3%	11.4%	(14.5%)		3.8%	(20.6%)	(14.9%)	0.5%	(0.3%)
Washington DC	14,569	17.7%	2,316	96.3%	12.0%	(4.8%)		3.1%	(8.2%)	(5.8%)	0.9%	0.7%
New York	9,343	11.6%	3,405	95.2%	10.1%	(13.0%)		3.7%	(26.1%)	(14.0%)	1.2%	(1.6%)
Seattle	8,956	10.3%	2,221	95.7%	13.7%	(10.2%)		3.0%	(15.5%)	(10.5%)	0.4%	2.1%
Boston	6,430	9.6%	2,826	96.0%	11.8%	(8.5%)		5.1%	(13.7%)	(10.9%)	2.5%	(1.8%)
Denver	1,624	1.9%	2,015	97.0%	15.3%	1.5%		0.9%	1.7%	(1.6%)	2.9%	(1.8%)

Total	76,556	100.0%	$2,574	96.1%	11.3%	(8.4%)	(1)	3.4%	(13.5%)	(9.5%)	1.2%	(0.5%)

(1)

With Leasing Concessions reflected on a cash basis, Same Store Residential Revenues decreased 7.4% in the second quarter of 2021 compared to the second quarter of 2020.  See page 12 for additional detail and reconciliations.

Note: The above table reflects Residential same store results only.  Residential operations account for approximately 96.2% of total revenues for the six months ended June 30, 2021.

2nd Quarter 2021 Earnings Release	13

Equity Residential Second Quarter 2021 vs. First Quarter 2021 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Quarter
Markets/Metro Areas	Apartment Units	Q2 2021 % of Actual NOI	Q2 2021 Average Rental Rate	Q2 2021 Weighted Average Physical Occupancy %	Q2 2021 Turnover	Revenues		Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Los Angeles	16,193	20.3%	$2,400	96.5%	10.6%	0.5%		(3.6%)	2.7%	(0.2%)	0.7%	0.5%
Orange County	4,028	5.5%	2,255	97.9%	8.3%	3.2%		(3.4%)	5.4%	2.3%	0.9%	0.5%
San Diego	2,706	3.9%	2,408	98.2%	10.1%	2.4%		(2.0%)	3.8%	1.3%	1.0%	(0.4%)
Subtotal – Southern California	22,927	29.7%	2,375	96.9%	10.1%	1.2%		(3.5%)	3.3%	0.4%	0.8%	0.3%

San Francisco	12,707	19.1%	2,825	95.3%	11.4%	(1.1%)		(4.4%)	0.4%	(2.7%)	1.5%	0.0%
Washington DC	14,569	17.7%	2,316	96.3%	12.0%	0.0%		(5.0%)	2.6%	(0.4%)	0.4%	2.3%
New York	9,343	11.5%	3,405	95.2%	10.1%	1.4%		(5.3%)	10.0%	(2.8%)	3.9%	1.8%
Seattle	9,331	10.7%	2,207	95.6%	13.7%	(1.7%)		(1.9%)	(1.6%)	(1.8%)	0.0%	2.5%
Boston	6,430	9.5%	2,826	96.0%	11.8%	(0.2%)		(6.6%)	3.0%	(0.9%)	0.7%	2.9%
Denver	1,624	1.8%	2,015	97.0%	15.3%	2.4%		(12.9%)	9.8%	1.5%	0.9%	3.0%

Total	76,931	100.0%	$2,571	96.1%	11.4%	0.2%	(1)	(4.6%)	2.9%	(1.0%)	1.1%	1.4%

(1)

With Leasing Concessions reflected on a cash basis, Same Store Residential Revenues increased 2.0% in the second quarter of 2021 compared to the first quarter of 2021.  See page 12 for additional detail and reconciliations.

Note: The above table reflects Residential same store results only.  Residential operations account for approximately 96.2% of total revenues for the six months ended June 30, 2021.

2nd Quarter 2021 Earnings Release	14

Equity Residential June YTD 2021 vs. June YTD 2020 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Year
Markets/Metro Areas	Apartment Units	June YTD 21 % of Actual NOI	June YTD 21 Average Rental Rate	June YTD 21 Weighted Average Physical Occupancy %	June YTD 21 Turnover	Revenues		Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Los Angeles	16,193	20.4%	$2,402	96.1%	20.7%	(6.5%)		1.8%	(10.2%)	(7.3%)	0.7%	(2.4%)
Orange County	4,028	5.5%	2,230	97.4%	16.1%	(1.0%)		3.1%	(2.2%)	(1.8%)	0.8%	(2.7%)
San Diego	2,706	3.9%	2,392	97.7%	20.5%	1.5%		1.7%	1.5%	0.5%	1.0%	(1.2%)
Subtotal – Southern California	22,927	29.8%	2,370	96.5%	19.9%	(4.7%)		1.9%	(7.4%)	(5.5%)	0.8%	(2.3%)

San Francisco	12,707	19.4%	2,864	94.6%	22.8%	(15.1%)		4.3%	(21.6%)	(14.0%)	(1.2%)	1.4%
Washington DC	14,569	17.8%	2,320	96.1%	21.6%	(5.1%)		3.5%	(8.9%)	(5.5%)	0.3%	1.7%
New York	9,343	11.2%	3,453	93.2%	18.4%	(15.1%)		4.0%	(30.4%)	(13.2%)	(2.1%)	(0.6%)
Seattle	8,819	10.5%	2,244	95.7%	24.7%	(10.3%)		4.4%	(16.0%)	(9.8%)	(0.5%)	1.8%
Boston	6,346	9.5%	2,839	95.6%	20.6%	(9.7%)		5.0%	(15.5%)	(10.7%)	0.9%	(2.1%)
Denver	1,624	1.8%	2,000	96.6%	27.5%	(0.6%)		5.3%	(3.0%)	(2.5%)	1.8%	(4.0%)

Total	76,335	100.0%	$2,588	95.5%	21.3%	(9.5%)	(1)	3.6%	(15.4%)	(9.4%)	(0.1%)	(0.3%)

(1)

With Leasing Concessions reflected on a cash basis, Same Store Residential Revenues decreased 9.4% in the six months ended June 30, 2021 compared to the six months ended June 30, 2020.  See page 12 for additional detail and reconciliations.

Note: The above table reflects Residential same store results only.  Residential operations account for approximately 96.2% of total revenues for the six months ended June 30, 2021.

2nd Quarter 2021 Earnings Release	15

Equity Residential Same Store Residential Net Effective Lease Pricing Statistics For 76,335 Same Store Apartment Units

	New Lease Change (1)		Renewal Rate Achieved (1)		Blended Rate (1)
Markets/Metro Areas	Q2 2021	Q1 2021	Q2 2021	Q1 2021	Q2 2021	Q1 2021

Los Angeles	(0.2%)	(7.6%)	2.9%	(0.2%)	1.4%	(4.0%)
Orange County	8.8%	0.1%	5.3%	3.0%	6.7%	1.7%
San Diego	10.0%	2.1%	5.4%	3.9%	7.8%	3.1%
Subtotal – Southern California	2.1%	(5.4%)	3.6%	0.9%	2.9%	(2.3%)

San Francisco	(9.5%)	(22.0%)	(3.3%)	(9.9%)	(6.9%)	(17.3%)
Washington DC	(7.0%)	(14.4%)	(0.1%)	(2.9%)	(3.8%)	(9.0%)
New York	(12.9%)	(28.3%)	(2.0%)	(9.5%)	(7.8%)	(20.7%)
Seattle	(4.3%)	(20.7%)	(1.3%)	(10.1%)	(2.8%)	(15.9%)
Boston	(1.4%)	(20.4%)	0.7%	(7.6%)	(0.3%)	(14.8%)
Denver	3.9%	(7.1%)	6.6%	3.5%	5.1%	(3.5%)

Total	(5.3%)	(17.7%)	0.2%	(5.2%)	(2.7%)	(12.2%)

(1)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for definitions. See page 3 for July 2021 preliminary data.

2nd Quarter 2021 Earnings Release	16

Equity Residential

Second Quarter 2021 vs. Second Quarter 2020

Total Same Store Operating Expenses Including 76,556 Same Store Apartment Units

$ in thousands

	Q2 2021	Q2 2020	$ Change (1)	% Change	% of Q2 2021 Operating Expenses

Real estate taxes	$88,250	$87,556	$694	0.8%	43.9%
On-site payroll	40,142	40,564	(422)	(1.0%)	19.9%
Utilities	27,001	24,502	2,499	10.2%	13.4%
Repairs and maintenance	25,675	22,330	3,345	15.0%	12.8%
Insurance	6,808	6,270	538	8.6%	3.4%
Leasing and advertising	2,748	2,144	604	28.2%	1.4%
Other on-site operating expenses	10,583	10,554	29	0.3%	5.2%

Total Same Store Operating Expenses (2) (includes Residential and Non-Residential)	$201,207	$193,920	$7,287	3.8%	100.0%

June YTD 2021 vs. June YTD 2020

Total Same Store Operating Expenses Including 76,335 Same Store Apartment Units

$ in thousands

	YTD 2021	YTD 2020	$ Change (1)	% Change	% of YTD 2021 Operating Expenses

Real estate taxes	$178,082	$174,980	$3,102	1.8%	43.3%
On-site payroll	82,689	83,137	(448)	(0.5%)	20.1%
Utilities	56,575	51,786	4,789	9.2%	13.8%
Repairs and maintenance	51,107	45,472	5,635	12.4%	12.4%
Insurance	13,758	12,510	1,248	10.0%	3.4%
Leasing and advertising	5,522	4,453	1,069	24.0%	1.3%
Other on-site operating expenses	23,207	23,614	(407)	(1.7%)	5.7%

Total Same Store Operating Expenses (2) (includes Residential and Non-Residential)	$410,940	$395,952	$14,988	3.8%	100.0%

(1)	The quarter-over-quarter and year-over-year changes were primarily driven by the following factors:

Real estate taxes – Increase is lower than prior expectations due to lower rates and assessed values.

On-site payroll – Improved sales and service staff utilization from various technology initiatives, lower than expected employee benefit-related costs and higher than usual staffing vacancies during the current period.

Utilities – Increase driven by rate increases and higher usage of water, sewer, trash, electric and gas.

Repairs and maintenance – Year-over-year increase was driven by low comparable period expense due to the pandemic along with greater snowfall on the East Coast and higher turnover expense from accelerated leasing in 2021.

Insurance – Increase due to higher premiums on property insurance renewal due to challenging conditions in the insurance market.

Leasing and advertising – Increase due primarily to low comparable period expense due to the pandemic, increased digital advertising and selective use of outside broker fees of approximately $0.4 million for the six months ended June 30, 2021, primarily in the New York market.

Other on-site operating expenses – Year-over-year decrease primarily driven by lower ground lease costs due to a lease modification at one property.

(2)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

2nd Quarter 2021 Earnings Release	17

Equity Residential

Debt Summary as of June 30, 2021

($ in thousands)

	Debt Balances (1)	% of Total	Weighted Average Rates (1)	Weighted Average Maturities (years)

Secured	$2,280,251	27.6%	3.17%	5.9
Unsecured	5,970,441	72.4%	3.41%	9.4

Total	$8,250,692	100.0%	3.34%	8.4
Fixed Rate Debt:
Secured – Conventional	$1,898,790	23.0%	3.68%	4.4
Unsecured – Public	5,338,671	64.7%	3.75%	10.5

Fixed Rate Debt	7,237,461	87.7%	3.73%	8.9

Floating Rate Debt:
Secured – Conventional	50,873	0.6%	2.36%	1.0
Secured – Tax Exempt	330,588	4.0%	0.46%	15.1
Unsecured – Revolving Credit Facility	—	—	—	3.3
Unsecured – Commercial Paper Program (2)	631,770	7.7%	0.29%	—

Floating Rate Debt	1,013,231	12.3%	0.44%	5.2

Total	$8,250,692	100.0%	3.34%	8.4

(1)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)

At June 30, 2021, the weighted average maturity of commercial paper outstanding was 46 days.  The weighted average amount outstanding for the six months ended June 30, 2021 was approximately $585.1 million.

Note:  The Company capitalized interest of approximately $8.2 million and $4.1 million during the six months ended June 30, 2021 and 2020, respectively.  The Company capitalized interest of approximately $4.4 million and $2.3 million during the quarters ended June 30, 2021 and 2020, respectively.

2nd Quarter 2021 Earnings Release	18

Equity Residential

Debt Maturity Schedule as of June 30, 2021

($ in thousands)

Year	Fixed Rate	Floating Rate		Total	% of Total	Weighted Average Coupons on Fixed Rate Debt (1)	Weighted Average Coupons on Total Debt (1)

2021	$3,752	$632,000	(2)	$635,752	7.6%	3.27%	0.29%
2022	264,185	51,113		315,298	3.8%	3.25%	3.09%
2023	1,325,588	3,500		1,329,088	16.0%	3.74%	3.73%
2024	—	6,100		6,100	0.1%	N/A	0.05%
2025	450,000	8,200		458,200	5.5%	3.38%	3.32%
2026	592,025	9,000		601,025	7.2%	3.58%	3.53%
2027	400,000	9,800		409,800	4.9%	3.25%	3.17%
2028	900,000	10,700		910,700	10.9%	3.79%	3.74%
2029	888,120	11,500		899,620	10.8%	3.30%	3.26%
2030	1,095,000	12,600		1,107,600	13.3%	2.55%	2.52%
2031+	1,379,350	275,535		1,654,885	19.9%	4.37%	3.66%
Subtotal	7,298,020	1,030,048		8,328,068	100.0%	3.55%	3.15%
Deferred Financing Costs and Unamortized (Discount)	(60,559)	(16,817)		(77,376)	N/A	N/A	N/A

Total	$7,237,461	$1,013,231		$8,250,692	100.0%	3.55%	3.15%

(1)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)	Represents principal outstanding on the Company’s commercial paper program.

2nd Quarter 2021 Earnings Release	19

Equity Residential

Selected Unsecured Public Debt Covenants

	June 30,	March 31,
	2021	2021
Debt to Adjusted Total Assets (not to exceed 60%)	30.7%	30.4%

Secured Debt to Adjusted Total Assets (not to exceed 40%)	9.3%	9.4%

Consolidated Income Available for Debt Service to Maximum Annual Service Charges (must be at least 1.5 to 1)	5.10	5.30

Total Unencumbered Assets to Unsecured Debt (must be at least 125%)	442.1%	454.1%

Note: These selected covenants represent the most restrictive financial covenants relating to ERP Operating Limited Partnership's ("ERPOP") outstanding public debt securities.  Equity Residential is the general partner of ERPOP.

Selected Credit Ratios

	June 30,	March 31,
	2021	2021
Total debt to Normalized EBITDAre	5.67x	5.29x

Net debt to Normalized EBITDAre	5.63x	5.25x

Unencumbered NOI as a % of total NOI	87.2%	87.5%

Note: See Normalized EBITDAre Reconciliations for detail.

2nd Quarter 2021 Earnings Release	20

Equity Residential

Capital Structure as of June 30, 2021

(Amounts in thousands except for share/unit and per share amounts)

Secured Debt			$2,280,251	27.6%
Unsecured Debt			5,970,441	72.4%

Total Debt			8,250,692	100.0%	21.7%

Common Shares (includes Restricted Shares)	374,354,830	96.7%
Units (includes OP Units and Restricted Units)	12,929,688	3.3%

Total Shares and Units	387,284,518	100.0%
Common Share Price at June 30, 2021	$77.00
			29,820,908	99.9%
Perpetual Preferred Equity (see below)			37,280	0.1%

Total Equity			29,858,188	100.0%	78.3%

Total Market Capitalization			$38,108,880		100.0%

Perpetual Preferred Equity as of June 30, 2021

(Amounts in thousands except for share and per share amounts)

Series	Call Date	Outstanding Shares	Liquidation Value	Annual Dividend Per Share	Annual Dividend Amount
Preferred Shares:
8.29% Series K	12/10/26	745,600	$37,280	$4.145	$3,091

2nd Quarter 2021 Earnings Release	21

Equity Residential Common Share and Unit Weighted Average Amounts Outstanding

	June YTD 2021	June YTD 2020	Q2 2021	Q2 2020

Weighted Average Amounts Outstanding for Net Income Purposes:
Common Shares - basic	373,049,965	371,688,567	373,811,755	371,795,049
Shares issuable from assumed conversion/vesting of:
- OP Units	12,544,494	13,013,343	12,044,402	13,022,786
- long-term compensation shares/units	1,772,470	1,570,149	1,963,498	1,095,436

Total Common Shares and Units - diluted	387,366,929	386,272,059	387,819,655	385,913,271

Weighted Average Amounts Outstanding for FFO and Normalized FFO Purposes:
Common Shares - basic	373,049,965	371,688,567	373,811,755	371,795,049
OP Units - basic	12,544,494	13,013,343	12,044,402	13,022,786

Total Common Shares and OP Units - basic	385,594,459	384,701,910	385,856,157	384,817,835
Shares issuable from assumed conversion/vesting of:
- long-term compensation shares/units	1,772,470	1,570,149	1,963,498	1,095,436

Total Common Shares and Units - diluted	387,366,929	386,272,059	387,819,655	385,913,271

Period Ending Amounts Outstanding:
Common Shares (includes Restricted Shares)	374,354,830	372,209,012
Units (includes OP Units and Restricted Units)	12,929,688	13,879,951

Total Shares and Units	387,284,518	386,088,963

2nd Quarter 2021 Earnings Release	22

Equity Residential Development and Lease-Up Projects as of June 30, 2021 (Amounts in thousands except for project and apartment unit amounts)

		No. of	Total Budgeted	Total Book	Total Book Value Not			Estimated/Actual
Projects	Location	Apartment Units	Capital Cost	Value to Date	Placed in Service	Total Debt	Percentage Completed	Initial Occupancy	Completion Date	Stabilization Date	Percentage Leased	Percentage Occupied

Projects Under Development - Wholly Owned:
Alcott Apartments (fka West End Tower)	Boston, MA	470	$409,749	$355,696	$355,696	$—	89%	Q3 2021	Q4 2021	Q1 2023	15%	—
The Edge (fka 4885 Edgemoor Lane) (A)	Bethesda, MD	154	75,271	68,873	16,547	—	95%	Q3 2021	Q3 2021	Q3 2022	14%	—

Projects Under Development - Wholly Owned		624	485,020	424,569	372,243	—

Projects Completed Not Stabilized - Partially Owned:
Aero Apartments (B)	Alameda, CA	200	117,794	109,988	—	50,873	97%	Q2 2021	Q2 2021	Q2 2022	26%	20%

Projects Completed Not Stabilized - Partially Owned		200	117,794	109,988	—	50,873

Total Development Projects		824	$602,814	$534,557	$372,243	$50,873

Land Held for Development		N/A	N/A	$90,446	$90,446	$—

NOI CONTRIBUTION FROM DEVELOPMENT PROJECTS							Total Budgeted Capital Cost	Q2 2021 NOI
Projects Under Development							$485,020	$(74)
Projects Completed Not Stabilized							117,794	(173)
Total Development NOI Contribution							$602,814	$(247)

(A)	The Edge – The land under this project is subject to a long-term ground lease. This project is adjacent to an existing apartment property owned by the Company.

(B)

Aero Apartments – This development project is owned 90% by the Company and 10% by a third party partner in a joint venture consolidated by the Company.  Construction is being partially funded with a construction loan that is non-recourse to the Company.  The joint venture partner has funded $4.7 million for its allocated share of the project equity and serves as the developer of the project.

2nd Quarter 2021 Earnings Release	23

Equity Residential Capital Expenditures to Real Estate For the Six Months Ended June 30, 2021 (Amounts in thousands except for apartment unit and per apartment unit amounts)

	Same Store Properties	Non-Same Store Properties/Other	Total	Same Store Avg. Per Apartment Unit

Total Apartment Units	76,335	1,772	78,107

Building Improvements	$38,991	$148	$39,139	$511

Renovation Expenditures (1)	11,880	—	11,880	156

Replacements	15,072	352	15,424	197

Capital Expenditures to Real Estate (2)	$65,943	$500	$66,443	$864

(1)	Renovation Expenditures on 549 same store apartment units for the six months ended June 30, 2021 approximated $21,639 per apartment unit renovated.

(2)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

2nd Quarter 2021 Earnings Release	24

Equity Residential Normalized EBITDAre Reconciliations (Amounts in thousands)

	Trailing Twelve Months		2021		2020
	June 30, 2021	March 31, 2021	Q2	Q1	Q4	Q3	Q2
Net income	$746,753	$690,194	$328,040	$60,364	$262,984	$95,365	$271,481
Interest expense incurred, net	332,080	346,841	67,124	67,358	116,724	80,874	81,885
Amortization of deferred financing costs	8,911	9,083	1,939	2,185	2,686	2,101	2,111
Amortization of above/below market lease intangibles	4,273	4,392	979	1,098	1,098	1,098	1,098
Depreciation	803,069	808,372	200,673	199,962	201,829	200,605	205,976
Income and other tax expense (benefit)	1,007	952	242	153	350	262	187

EBITDA	1,896,093	1,859,834	598,997	331,120	585,671	380,305	562,738

Net (gain) loss on sales of real estate properties	(403,259)	(323,787)	(223,738)	43	(179,589)	25	(144,266)
Net (gain) loss on sales of unconsolidated entities - operating assets	(1,640)	(1,640)	—	(4)	(636)	(1,000)	—

EBITDAre	1,491,194	1,534,407	375,259	331,159	405,446	379,330	418,472

Write-off of pursuit costs (other expenses)	6,238	6,573	1,316	1,331	2,005	1,586	1,651
(Income) loss from investments in unconsolidated entities - operations	4,597	5,378	261	1,615	1,475	1,246	1,042
Net (gain) loss on sales of land parcels	(34,239)	(34,239)	—	(5)	(34,234)	—	—
Realized (gain) loss on investment securities (interest and other income)	(23,432)	133	(23,565)	133	—	—	—
Insurance/litigation settlement or reserve income (interest and other income)	(2,131)	(2,570)	(328)	—	(1,800)	(3)	(767)
Insurance/litigation/environmental settlement or reserve expense (other expenses)	3,712	756	1,000	2,212	—	500	(1,956)
Advocacy contributions (other expenses)	9,166	10,591	427	30	6,981	1,728	1,852
Other	(444)	(965)	—	—	(15)	(429)	(521)

Normalized EBITDAre	$1,454,661	$1,520,064	$354,370	$336,475	$379,858	$383,958	$419,773

Balance Sheet Items:	June 30, 2021	March 31, 2021

Total debt	$8,250,692	$8,037,556
Cash and cash equivalents	(39,492)	(35,453)
Mortgage principal reserves/sinking funds	(16,580)	(15,360)
Net debt	$8,194,620	$7,986,743

Note:

EBITDA, EBITDAre and Normalized EBITDAre do not include any adjustments for the Company’s share of partially owned unconsolidated entities or the minority partner’s share of partially owned consolidated entities due to the immaterial size of the Company’s partially owned portfolio.

2nd Quarter 2021 Earnings Release	25

Equity Residential
Adjustments from FFO to Normalized FFO
(Amounts in thousands)

	Six Months Ended June 30,			Quarter Ended June 30,
	2021	2020	Variance	2021	2020	Variance

Impairment – non-operating assets	$—	$—	$—	$—	$—	$—

Write-off of pursuit costs (other expenses)	2,647	3,278	(631)	1,316	1,651	(335)

Write-off of unamortized deferred financing costs (interest expense)	264	32	232	—	32	(32)
Debt extinguishment and preferred share redemption (gains) losses	264	32	232	—	32	(32)

Net (gain) loss on sales of land parcels	(5)	—	(5)	—	—	—
(Income) loss from investments in unconsolidated entities ─ non-operating assets	129	670	(541)	(597)	229	(826)
Realized (gain) loss on investment securities (interest and other income)	(23,432)	—	(23,432)	(23,565)	—	(23,565)
Non-operating asset (gains) losses	(23,308)	670	(23,978)	(24,162)	229	(24,391)

Insurance/litigation settlement or reserve income (interest and other income)	(328)	(2,349)	2,021	(328)	(767)	439
Insurance/litigation/environmental settlement or reserve expense (other expenses)	3,212	(1,793)	5,005	1,000	(1,956)	2,956
Advocacy contributions (other expenses)	457	2,353	(1,896)	427	1,852	(1,425)
Other	—	(521)	521	—	(521)	521
Other miscellaneous items	3,341	(2,310)	5,651	1,099	(1,392)	2,491

Adjustments from FFO to Normalized FFO	$(17,056)	$1,670	$(18,726)	$(21,747)	$520	$(22,267)

Note: See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

2nd Quarter 2021 Earnings Release	26

Equity Residential Normalized FFO Guidance and Assumptions

The guidance/projections provided below are based on current expectations and are forward-looking.  All guidance is given on a Normalized FFO basis.  Therefore, certain items excluded from Normalized FFO, such as debt extinguishment costs/prepayment penalties and the write-off of pursuit costs, are not included in the estimates provided on this page.  See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

	Q3 2021	Revised Full Year 2021	Previous Full Year 2021

2021 Normalized FFO Guidance (per share diluted)

Expected Normalized FFO Per Share	$0.72 to $0.76	$2.85 to $2.95	$2.70 to $2.80

2021 Same Store Assumptions (includes Residential and Non-Residential)

Physical Occupancy		95.3% to 96.3%	95.0% to 96.0%
Revenue change (1)		(5.0%) to (4.0%)	(8.0%) to (6.0%)
Expense change		2.75% to 3.25%	3.0% to 4.0%
NOI change (2)		(8.5%) to (7.5%)	(13.0%) to (11.0%)

2021 Transaction Assumptions

Consolidated rental acquisitions		$1.5B	N/A
Consolidated rental dispositions		$1.5B	N/A
Transaction Accretion (Dilution)		None	N/A

2021 Debt Assumptions

Weighted average debt outstanding		$8.1B to $8.3B	$8.1B to $8.3B
Interest expense, net (on a Normalized FFO basis)		$270.0M to $276.5M	$270.0M to $276.5M
Capitalized interest		$16.5M to $17.5M	$14.5M to $16.5M

2021 Capital Expenditures to Real Estate Assumptions for Same Store Properties (3)

Capital Expenditures to Real Estate for Same Store Properties		$150.0M	$150.0M
Capital Expenditures to Real Estate per Same Store Apartment Unit		$1,950	$1,950

2021 Other Guidance Assumptions

Property management expense		$96.5M to $98.5M	$96.5M to $98.5M
General and administrative expense		$55.0M to $57.0M	$53.0M to $55.0M
Debt offerings		$500.0M	No amounts budgeted
Weighted average Common Shares and Units - Diluted		388.2M	386.8M

(1)	Revenue change is reflected on a GAAP basis. Revenue change would be approximately (4.5%) to (3.5%) on a cash basis.

(2)	Approximately 25 basis point change in NOI percentage = $0.01 per share change in EPS/FFO per share/Normalized FFO per share.

(3)

During 2021, the Company expects to spend approximately $25.0 million for apartment unit Renovation Expenditures on approximately 1,250 same store apartment units at an average cost of approximately $20,000 per apartment unit renovated, which is included in the Capital Expenditures to Real Estate assumptions noted above.

2nd Quarter 2021 Earnings Release	27

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

This Earnings Release and Supplemental Financial Information includes certain non-GAAP financial measures and other terms that management believes are helpful in understanding our business.  The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other real estate investment trusts (“REIT”) and, accordingly, may not be comparable.  These non-GAAP financial measures should not be considered as an alternative to net earnings or any other measurement of performance computed in accordance with accounting principles generally accepted in the United States (“GAAP”) or as an alternative to cash flows from specific operating, investing or financing activities.  Furthermore, these non-GAAP financial measures are not intended to be a measure of cash flow or liquidity.

Acquisition Capitalization Rate or Cap Rate – NOI that the Company anticipates receiving in the next 12 months (or the year two or three stabilized NOI for properties that are in lease-up at acquisition) less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross purchase price of the asset.  The weighted average Acquisition Cap Rate for acquired properties is weighted based on the projected NOI streams and the relative purchase price for each respective property.

Average Rental Rate – Total Residential rental revenues reflected on a straight-line basis in accordance with GAAP divided by the weighted average occupied apartment units for the reporting period presented.

Bad Debt, Net – Change in rental income due to bad debt write-offs and reserves, net of amounts collected on previously written-off or reserved accounts.

Blended Rate – The weighted average of New Lease Change and Renewal Rate Achieved.

Capital Expenditures to Real Estate:

Building Improvements – Includes roof replacement, paving, building mechanical equipment systems, exterior siding and painting, major landscaping, furniture, fixtures and equipment for amenities and common areas, vehicles and office and maintenance equipment.

Renovation Expenditures – Apartment unit renovation costs (primarily kitchens and baths) designed to reposition these units for higher rental levels in their respective markets.

Replacements – Includes appliances, mechanical equipment, fixtures and flooring (including hardwood and carpeting).

Debt Balances:

Commercial Paper Program – The Company may borrow up to a maximum of $1.0 billion under its commercial paper program subject to market conditions.  The notes bear interest at various floating rates.

Revolving Credit Facility – The Company’s $2.5 billion unsecured revolving credit facility matures November 1, 2024.  The interest rate on advances under the facility will generally be LIBOR plus a spread (currently 0.775%), or based on bids received from the lending group, and an annual facility fee (currently 0.125%).  Both the spread and the facility fee are dependent on the Company’s senior unsecured credit rating.  In addition, the Company limits its utilization of the facility in order to maintain liquidity to support its $1.0 billion commercial paper program along with certain other obligations.  The following table presents the availability on the Company’s unsecured revolving credit facility:

June 30, 2021
Unsecured revolving credit facility commitment	$2,500,000

Commercial paper balance outstanding	(632,000)

Unsecured revolving credit facility balance outstanding	—

Other restricted amounts	(100,699)

Unsecured revolving credit facility availability	$1,767,301

Debt Covenant Compliance – Our unsecured debt includes certain financial and operating covenants including, among other things, maintenance of certain financial ratios.  These provisions are contained in the indentures applicable to each notes payable or the credit agreement for our line of credit.  The Debt Covenant Compliance ratios that are provided show the Company's compliance with certain covenants governing our public unsecured debt.  These covenants generally reflect our most restrictive financial covenants.  The Company was in compliance with its unsecured debt covenants for all periods presented.

2nd Quarter 2021 Earnings Release	28

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Development Yield – NOI that the Company anticipates receiving in the next 12 months following stabilization less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $50-$150 per apartment unit depending on the type of asset) divided by the Total Budgeted Capital Cost of the asset.  The weighted average Development Yield for development properties is weighted based on the projected NOI streams and the relative Total Budgeted Capital Cost for each respective property.

Disposition Yield – NOI that the Company anticipates giving up in the next 12 months less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross sales price of the asset.  The weighted average Disposition Yield for sold properties is weighted based on the projected NOI streams and the relative sales price for each respective property.

Earnings Per Share ("EPS") – Net income per share calculated in accordance with GAAP.  Expected EPS is calculated on a basis consistent with actual EPS.  Due to the uncertain timing and extent of property dispositions and the resulting gains/losses on sales, actual EPS could differ materially from expected EPS.

EBITDA for Real Estate and Normalized EBITDA for Real Estate:

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”) – The National Association of Real Estate Investment Trusts (“Nareit”) defines EBITDAre (September 2017 White Paper) as net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for gains and losses from sales of depreciated operating properties, impairment write-downs of depreciated operating properties, impairment write-downs of investments in unconsolidated entities caused by a decrease in value of depreciated operating properties within the joint venture and adjustments to reflect the Company’s share of EBITDAre of investments in unconsolidated entities.

The Company believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of the Company’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry, and by excluding gains or losses related to sales or impairment of depreciated operating properties, EBITDAre can help compare the Company’s credit strength between periods or as compared to different companies.

Normalized Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“Normalized EBITDAre”) – Represents net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for non-comparable items.  Normalized EBITDAre, total debt to Normalized EBITDAre and net debt to Normalized EBITDAre are important metrics in evaluating the credit strength of the Company and its ability to service its debt obligations.  The Company believes that Normalized EBITDAre, total debt to Normalized EBITDAre, and net debt to Normalized EBITDAre are useful to investors, creditors and rating agencies because they allow investors to compare the Company’s credit strength to prior reporting periods and to other companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company’s actual credit quality.

Economic Gain (Loss) – Economic Gain (Loss) is calculated as the net gain (loss) on sales of real estate properties in accordance with GAAP, excluding accumulated depreciation.  The Company generally considers Economic Gain (Loss) to be an appropriate supplemental measure to net gain (loss) on sales of real estate properties in accordance with GAAP because it is one indication of the gross value created by the Company's acquisition, development, renovation, management and ultimate sale of a property and because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold property.  The following table presents a reconciliation of net gain (loss) on sales of real estate properties in accordance with GAAP to Economic Gain (Loss):

	Six Months Ended June 30, 2021	Quarter Ended June 30, 2021

Net Gain (Loss) on Sales of Real Estate Properties	$223,695	$223,738
Accumulated Depreciation Gain	(95,972)	(95,972)

Economic Gain (Loss)	$127,723	$127,766

FFO and Normalized FFO:

Funds From Operations (“FFO”) – Nareit defines FFO (December 2018 White Paper) as net income (computed in accordance with GAAP), excluding gains or losses from sales and impairment write-downs of depreciable real estate and land when connected to the main business of a REIT, impairment write-downs of investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and depreciation and amortization related to real estate. Adjustments for partially owned consolidated and unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Expected FFO per share is calculated on a basis consistent with actual FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

2nd Quarter 2021 Earnings Release	29

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

The Company believes that FFO and FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company, because they are recognized measures of performance by the real estate industry and by excluding gains or losses from sales and impairment write-downs of depreciable real estate and excluding depreciation related to real estate (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO available to Common Shares and Units can help compare the operating performance of a company’s real estate between periods or as compared to different companies.

Normalized Funds From Operations ("Normalized FFO") – Normalized FFO begins with FFO and excludes:

•	the impact of any expenses relating to non-operating asset impairment;
•	pursuit cost write-offs;
•	gains and losses from early debt extinguishment and preferred share redemptions;
•	gains and losses from non-operating assets; and
•	other miscellaneous items.

Expected Normalized FFO per share is calculated on a basis consistent with actual Normalized FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that Normalized FFO and Normalized FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company because they allow investors to compare the Company's operating performance to its performance in prior reporting periods and to the operating performance of other real estate companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company's actual operating results.

FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units do not represent net income, net income available to Common Shares or net cash flows from operating activities in accordance with GAAP.  Therefore, FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units should not be exclusively considered as alternatives to net income, net income available to Common Shares or net cash flows from operating activities as determined by GAAP or as a measure of liquidity.  The Company's calculation of FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.

FFO available to Common Shares and Units and Normalized FFO available to Common Shares and Units are calculated on a basis consistent with net income available to Common Shares and reflects adjustments to net income for preferred distributions and premiums on redemption of preferred shares in accordance with GAAP.  The equity positions of various individuals and entities that contributed their properties to the Operating Partnership in exchange for OP Units are collectively referred to as the "Noncontrolling Interests – Operating Partnership".  Subject to certain restrictions, the Noncontrolling Interests – Operating Partnership may exchange their OP Units for Common Shares on a one-for-one basis.

2nd Quarter 2021 Earnings Release	30

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

The following table presents reconciliations of EPS to FFO per share and Normalized FFO per share for Consolidated Statements of Funds From Operations and Normalized Funds From Operations.

	Actual June	Actual June	Actual	Actual	Expected	Expected
	YTD 2021	YTD 2020	Q2 2021	Q2 2020	Q3 2021	2021
	Per Share	Per Share	Per Share	Per Share	Per Share	Per Share
EPS – Diluted	$1.00	$1.53	$0.84	$0.70	$1.38 to $1.42	$3.03 to $3.13
Depreciation expense	1.03	1.07	0.52	0.53	0.52	2.07
Net (gain) loss on sales	(0.58)	(0.88)	(0.58)	(0.37)	(1.19)	(2.21)
Impairment – operating assets	—	—	—	—	—	—

FFO per share – Diluted	1.45	1.72	0.78	0.86	0.71 to 0.75	2.89 to 2.99

Impairment – non-operating assets	—	—	—	—	—	—
Write-off of pursuit costs	—	0.01	—	—	0.01	0.01
Debt extinguishment and preferred share redemption (gains) losses	—	—	—	—	—	—
Non-operating asset (gains) losses	(0.06)	—	(0.06)	—	—	(0.06)
Other miscellaneous items	0.01	(0.01)	—	—	—	0.01

Normalized FFO per share – Diluted	$1.40	$1.72	$0.72	$0.86	$0.72 to $0.76	$2.85 to $2.95

Lease-Up NOI – Represents NOI for development properties: (i) in various stages of lease-up; and (ii) where lease-up has been completed but the properties were not stabilized (defined as having achieved 90% occupancy for three consecutive months) for all of the current and comparable periods presented.

Leasing Concessions – Reflects upfront discounts on both new move-in and renewal leases on a straight-line basis.

Net Operating Income (“NOI”) – NOI is the Company’s primary financial measure for evaluating each of its apartment properties.  NOI is defined as rental income less direct property operating expenses (including real estate taxes and insurance).  The Company believes that NOI is helpful to investors as a supplemental measure of its operating performance because it is a direct measure of the actual operating results of the Company's apartment properties.  NOI does not include an allocation of property management expenses either in the current or comparable periods.  Rental income for all leases and operating expense for ground leases (for both same store and non-same store properties) are reflected on a straight-line basis in accordance with GAAP for the current and comparable periods.

The following tables present reconciliations of operating income per the consolidated statements of operations to NOI, along with rental income, operating expenses and NOI per the consolidated statements of operations allocated between same store and non-same store/other results (see Same Store Results):

	Six Months Ended June 30,		Quarter Ended June 30,
	2021	2020	2021	2020
Operating income	$512,404	$778,974	$376,844	$356,889
Adjustments:
Property management	50,585	51,317	24,455	23,608
General and administrative	30,061	26,353	14,678	11,835
Depreciation	400,635	418,398	200,673	205,976
Net (gain) loss on sales of real estate properties	(223,695)	(352,243)	(223,738)	(144,266)
Total NOI	$769,990	$922,799	$392,912	$454,042
Rental income:
Same store	$1,174,563	$1,288,732	$589,008	$634,393
Non-same store/other	21,098	47,105	9,051	19,139
Total rental income	1,195,661	1,335,837	598,059	653,532
Operating expenses:
Same store	410,940	395,952	201,207	193,920
Non-same store/other	14,731	17,086	3,940	5,570
Total operating expenses	425,671	413,038	205,147	199,490
NOI:
Same store	763,623	892,780	387,801	440,473
Non-same store/other	6,367	30,019	5,111	13,569
Total NOI	$769,990	$922,799	$392,912	$454,042

2nd Quarter 2021 Earnings Release	31

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

New Lease Change – The net effective change in rent (inclusive of Leasing Concessions) for a lease with a new or transferring resident compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Non-Residential – Consists of revenues and expenses from retail and public parking garage operations.

Non-Same Store Properties – For annual comparisons, primarily includes all properties acquired during 2020 and 2021, plus any properties in lease-up and not stabilized as of January 1, 2020.

Percentage of Residents Renewing – Leases renewed expressed as a percentage of total renewal offers extended during the reporting period.

Physical Occupancy – The weighted average occupied apartment units for the reporting period divided by the average of total apartment units available for rent for the reporting period.

Pricing Trend – Weighted average of 12-month base rent including amenity amount less Leasing Concessions on 12-month signed leases for the reporting period.

Renewal Rate Achieved – The net effective change in rent (inclusive of Leasing Concessions) for a new lease on an apartment unit where the lease has been renewed as compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Residential – Consists of multifamily apartment revenues and expenses.

Same Store Operating Expenses:

On-site Payroll – Includes payroll and related expenses for on-site personnel including property managers, leasing consultants, and maintenance staff.

Other On-site Operating Expenses – Includes ground lease costs and administrative costs such as office supplies, telephone and data charges and association and business licensing fees.

Repairs and Maintenance – Includes general maintenance costs, apartment unit turnover costs including interior painting, routine landscaping, security, exterminating, fire protection, snow removal, elevator, roof and parking lot repairs and other miscellaneous building repair and maintenance costs.

Utilities – Represents gross expenses prior to any recoveries under the Resident Utility Billing System (“RUBS”). Recoveries are reflected in rental income.

Same Store Properties – For annual comparisons, primarily includes all properties acquired or completed that are stabilized prior to January 1, 2020, less properties subsequently sold.  Properties are included in Same Store when they are stabilized for all of the current and comparable periods presented.

Same Store Residential Revenues – Revenues from our Same Store Properties presented on a GAAP basis which reflects the impact of Leasing Concessions on a straight-line basis.

Same Store Residential Revenues with Leasing Concessions on a cash basis is presented in Same Store Results and is considered by the Company to be a supplemental measure to Same Store Residential Revenues in conformity with GAAP to help investors evaluate the impact of both current and historical Leasing Concessions on GAAP-based Same Store Residential Revenues and to more readily enable comparisons to revenue as reported by other companies.  Same Store Residential Revenues with Leasing Concessions on a cash basis reflects the impact of Leasing Concessions used in the period and allows an investor to understand the historical trend in cash Leasing Concessions.

% of Stabilized Budgeted NOI – Represents original budgeted 2021 NOI for stabilized properties and projected annual NOI at stabilization (defined as having achieved 90% occupancy for three consecutive months) for properties that are in lease-up.

Total Budgeted Capital Cost – Estimated remaining cost for projects under development and/or developed plus all capitalized costs incurred to date, including land acquisition costs, construction costs, capitalized real estate taxes and insurance, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, plus any estimates of costs remaining to be funded for all projects, all in accordance with GAAP.

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Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Total Market Capitalization – The aggregate of the market value of the Company’s outstanding common shares, including restricted shares, the market value of the Company’s operating partnership units outstanding, including restricted units (based on the market value of the Company’s common shares) and the outstanding principal balance of debt.  The Company believes this is a useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common shares trade.  However, because this measure of leverage changes with fluctuations in the Company’s share price, which occur regularly, this measure may change even when the Company’s earnings, interest and debt levels remain stable.

Traffic – Consists of an expression of interest in an apartment by completing an in-person tour, self-guided tour or virtual tour that may result in an application to lease.

Transaction Accretion (Dilution) – Represents the spread between the Acquisition Cap Rate and the Disposition Yield.

Turnover – Total Residential move-outs (including inter-property and intra-property transfers) divided by total Residential apartment units.

Unencumbered NOI % – Represents NOI generated by consolidated real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by all of the Company's consolidated real estate assets.

Unlevered Internal Rate of Return (“IRR”) – The Unlevered IRR on sold properties is the compound annual rate of return calculated by the Company based on the timing and amount of: (i) the gross purchase price of the property plus any direct acquisition costs incurred by the Company; (ii) total revenues earned during the Company’s ownership period; (iii) total direct property operating expenses (including real estate taxes and insurance) incurred during the Company’s ownership period; (iv) capital expenditures incurred during the Company’s ownership period; and (v) the gross sales price of the property net of selling costs.

The calculation of the Unlevered IRR does not include an adjustment for the Company’s property management expense, general and administrative expense or interest expense (including loan assumption costs and other loan-related costs).  Therefore, the Unlevered IRR is not a substitute for net income as a measure of our performance.  Management believes that the Unlevered IRR achieved during the period a property is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development, renovation, management and ultimate sale of a property, before the impact of Company overhead.  The Unlevered IRR achieved on the properties as cited in this release should not be viewed as an indication of the gross value created with respect to other properties owned by the Company, and the Company does not represent that it will achieve similar Unlevered IRRs upon the disposition of other properties.  The weighted average Unlevered IRR for sold properties is weighted based on all cash flows over the investment period for each respective property, including net sales proceeds.

Weighted Average Coupons – Contractual interest rate for each debt instrument weighted by principal balances as of June 30, 2021.  In case of debt for which fair value hedges are in place, the rate payable under the corresponding derivatives is used in lieu of the contractual interest rate.

Weighted Average Rates – Interest expense for each debt instrument for the six months ended June 30, 2021 weighted by its average principal balance for the same period.  Interest expense includes amortization of premiums, discounts and other comprehensive income on debt and related derivative instruments.  In case of debt for which derivatives are in place, the income or expense recognized under the corresponding derivatives is included in the total interest expense for the period.

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